Exhibit 99.1

Petrohawk Energy Corporation Announces Second Quarter 2010

Financial and Operating Results

HOUSTON, Aug. 2 /PRNewswire-FirstCall/—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE: HK) today announced its second quarter 2010 financial and operating results, including quarterly production above expectations; a liquidity update based on $1.4 billion in divestitures closed during the quarter; an update on Haynesville Shale activities, as well as positive developments in the condensate and oil-prone areas of the Eagle Ford Shale.

Petrohawk produced an average of 625 million cubic feet natural gas equivalent per day (Mmcfe/d) during the second quarter, above the high end of its guidance range of 610 to 620 Mmcfe/d. Total production for the quarter was 56.9 billion cubic feet of natural gas equivalent (Bcfe), which included 54.5 billion cubic feet (Bcf) of natural gas (96%), 225 thousand barrels (MBbls) of oil (2%) and 179 MBbls of natural gas liquids (2%). Quarter over quarter production was flat due to the sales of properties producing approximately 34 Mmcfe/d during the quarter, and increased 29% over second quarter 2009. For the third quarter 2010, average daily production is expected to be between 650 and 660 Mmcfe/d.

Revenues for the quarter were $354 million before taking into account the effect of hedges. Hedging played an important role in improving realized pricing during the quarter, which brought revenues to $424 million, approximately 30% higher compared to the second quarter 2009. Second quarter revenues were approximately 9% lower than the first quarter due to lower natural gas prices. Before the effect of derivatives, the Company realized $3.97 per Mcf of natural gas, or 97% of NYMEX, and $74.55 per barrel of oil, or 96% of NYMEX, during second quarter. Taking into account the effect of hedges, Petrohawk realized $5.26 per Mcf of natural gas and $76.58 per barrel of oil for the quarter. Additionally, Petrohawk realized $36.30 per Bbl for natural gas liquids, or approximately 47% of NYMEX pricing for oil, during the second quarter.

Cash flows from operations before changes in working capital (a non-GAAP measure) were $163 million for the quarter, or $0.54 per fully diluted common share. Petrohawk reported net income for the quarter of $0.04 per fully diluted common share, or $13.5 million. After adjusting for selected items, the Company’s quarterly net income was $0.09 per fully diluted common share (see Selected Item Review and Reconciliation table for additional information).

During the second quarter, per unit lease operating costs were $0.29 per thousand cubic feet of natural gas equivalent (Mcfe), or approximately $16 million, compared to $0.43 per Mcfe one year ago – a 33% improvement. Lease operating costs were lowered by favorable operating costs in the Haynesville and Eagle Ford Shales as well as the effect of divesting higher cost properties in late 2009 and throughout 2010. Total cash operating costs (including lease operating, gathering and transportation, production taxes, workover, general and administrative, and interest expense), including approximately $7.5 million in fees paid to advisors on transactions that closed during the quarter, were $157 million, or $2.75 per Mcfe, for the second quarter. Gathering, transportation and other expenses, included in cash operating costs above, were $0.61 per Mcfe. The increase over prior periods was due to accounting treatment whereby Haynesville Shale gathering expenses are no longer eliminated in consolidation as a result of the KinderHawk transaction.

The Company added significantly to its 2011 and 2012 hedge position during the quarter, bringing total hedged gas volumes for 2011 to 520 Mmcf/d, or 68% of expected natural gas production, hedged at an average floor of $5.55 per million British thermal unit (MMbtu) and an average ceiling of $9.66 per MMbtu. Total hedged oil volumes for 2011, representing approximately 30% of expected oil production, are hedged at an average floor of $78.75 per BBl and an average ceiling of $100.34 per Bbl. For 2012, approximately 23% of total expected production is hedged at an average floor of $5.00 MMbtu and an average ceiling of $7.55 MMbtu for natural gas and an average floor of $80.00 BBl and an average ceiling of $102.18 per Bbl for oil. A complete hedge schedule is available on the Company’s website at www.petrohawk.com.

Liquidity and Capital Expenditure Update

During the quarter, Petrohawk closed three major transactions that significantly enhanced the Company’s liquidity. The $155 million sale of WEHLU field closed on April 30, 2010 and the $320 million sale of Terryville Field closed on May 12, 2010. On May 21, 2010, a 50% joint venture partnership with Kinder Morgan Energy Partners, L.P. (“Kinder Morgan”) on the Company’s midstream assets in the Haynesville Shale, called KinderHawk Field Services LLC (“KinderHawk”), closed for $921.4 million, including $46.4 million of closing adjustments. Additionally, various non-core properties in the mid-continent region have been sold to date in 2010 for approximately $38 million.

Petrohawk has spent approximately $854 million on drilling and completions year to date and approximately $406 million on budgeted acquisitions. At June 30, Petrohawk’s revolving credit facility was undrawn. The Company reported $340 million in cash, marketable securities and restricted cash, and estimated liquidity of approximately $1.4 billion. Net debt to book capitalization at the end of the quarter was approximately 36%.

Costs for certain well completion services in the Haynesville Shale have begun to increase significantly, with pressure pumping services currently approximately 30% higher since the beginning of 2010. Some completion cost inflation was also noted in the Eagle Ford Shale. The Company is evaluating a number of initiatives to offset the effect of these increases, including adjustments to drilling and completion schedules and an acceleration in the schedule for the divesting of additional non-core properties. Petrohawk intends to market interests in its Fayetteville Shale properties as well as its midstream assets in the Fayetteville Shale, with proceeds expected to further enhance liquidity as well as reduce the Company’s capital expenditure commitments.

Additionally, Petrohawk is currently drilling its first Haynesville Shale well utilizing a modified wellbore design that may allow fracture stimulations to be pumped with equipment requiring only 10,000 pounds per square inch (psi) maximum surface treating pressure instead of the typical 15,000 psi equipment used in the Haynesville Shale. If successful, this design could lower fracture stimulation costs by up to $1 million per well as a result of both decreased horsepower costs and increased competition among pressure pumping providers. The Company plans to test the wellbore design throughout the remainder of 2010 with the goal of broad implementation by the first quarter of 2011.

Operational Update

Petrohawk drilled 234 gross wells during the quarter (49 operated wells and 185 non-operated wells) with a success rate of 99%. By area, 94 wells were drilled in the Haynesville Shale (28 operated), 20 wells were drilled in the Eagle Ford Shale (19 operated) and 113 wells were drilled in the Fayetteville Shale (two operated), with seven wells drilled in other areas. Average daily production by area for the second quarter was as follows:

Q2 (Mmcfe/d)
Haynesville	386
Eagle Ford	51
Fayetteville	85
Other	103

Haynesville Shale

Petrohawk drilled 28 operated wells in the Haynesville Shale during the quarter, the most the Company has drilled in a single quarter since the onset of Haynesville Shale development. All wells completed during the quarter are being produced under reservoir optimization practices, which not only involve restricting production, but also include optimizing completion techniques that have been continually improved over the past two years. Fourteen were produced on a 14/64" choke with an average IP of 7.7 Mmcfe/d with 8,650 psi flowing casing pressure (FCP), four were produced on a 16/64" choke with an average IP of 10.8 Mmcfe/d with 8,475 psi FCP, and two wells were produced on a 18/64" choke with an average IP of 15.8 Mmcfe/d with 8,005 psi FCP.

In the Haynesville Shale, Petrohawk is focused on meeting its leasehold requirements to hold acreage, gathering data toward optimizing future drilling, completion and production practices, and comparing geologic data with well performance. As previously announced, Petrohawk reduced its Haynesville Shale rig count during the quarter and is currently operating 14 rigs. All rigs running are now AC electric powered, and nearly 90% of wells drilled during the quarter were drilled using closed loop systems – both factors the Company believes will aid in future efficiencies and have a positive impact on the environment. During the second quarter, Petrohawk drilled its fastest well to-date, at 23 days spud to TD (30 days spud to spud). Average spud to spud time was 52 days, impacted by 43% of second quarter wells drilled in deeper or more geologically complex areas of the play and at an average measured depth of approximately 16,900 feet. Wells completed during the quarter utilized various completion formulas, including differing proppant types and volumes as well as varying perforation and cluster spacing.

All existing wells with less than ~2,000 psi FCP have been restricted as well by utilizing more restrictive chokes ranging from an 8/64" to 14/64". The Company believes this practice may improve the EUR of the well and defer the need for field-wide compression.

Lower Bossier Shale

The Lower Bossier Shale trend has experienced a significant increase in activity over the past several months, with a number of operators reporting completions resulting in initial production rates in excess of 20 Mmcfe/d ranging from Red River Parish, Louisiana to Nacogdoches County, Texas.

Petrohawk successfully completed drilling operations on its first Lower Bossier Shale horizontal test during the second quarter. The Whitney 19#1H, located in Sabine Parish, Louisiana in Section 19-T10N-R13W, encountered approximately 210' of high quality net pay in the Lower Bossier Shale. It also encountered approximately 220' of high quality net pay in the Haynesville Shale. The well is scheduled to be fracture stimulated in mid August in the Lower Bossier Shale interval. The Company is currently drilling an offset to the Whitney 19 #1H that will target the Haynesville Shale. The Company is encouraged by recent developments and continues to support its interpretation of the potential productive area of the Lower Bossier Shale trend. Based on the similarity of petrophysical properties between the Haynesville and Lower Bossier Shales, Petrohawk intends to produce its Lower Bossier Shale wells under its reservoir optimization program. Petrohawk currently controls approximately 122,000 net acres in the play.

Eagle Ford Shale

Hawkville Field – LaSalle and McMullen Counties, Texas

The Company drilled 11 wells during the quarter of which 8 have been completed to-date. Of these, two wells were completed using previous production practices and these wells averaged 9.2 Mmcfe/d on a 24/64" choke with an average of 3,640 psi FCP. Additionally, 6 wells were completed under restricted rate conditions. These wells averaged 6.5 Mmcfe/d on between a 14/64" and 18/64" choke with an average of 4,800 psi FCP. The Company is currently operating four rigs in the Hawkville field and intends to maintain that rig count for the balance of the year.

The drilling program in Hawkville field is focused on reservoir optimization techniques for drilling, completion and production just as it is in the Haynesville Shale. Optimization testing includes expanding restricted rate production practices, testing the use of a hybrid fracture fluid in lieu of slickwater, utilizing premium resin coated proppant in completions, and longer laterals.

Hawkville field has undergone sufficient development since its discovery in October 2008 to allow for a relatively detailed interpretation of the distribution of dry gas versus rich gas condensate within the field. The current interpretation indicates that approximately 60% of the Company’s 230,000 net acres at Hawkville field is expected to produce dry natural gas only and 40% is expected to produce high BTU gas and condensate, which is sold as oil. While the development program that is underway is primarily focusing on lease capture, there is also a component of development that is directing as many rigs as practical to the high condensate yield areas of the field.

Additionally, there is a continuous development program focused on acreage in the northeast portion of the field. The combination of high condensate yield reservoir and higher bottom-hole pressure in this area is expected to provide the best economic returns in the Hawkville field.

Black Hawk Area – DeWitt County, Texas

Petrohawk drilled seven wells during the quarter of which three have been completed. All three were produced on a 12/64" choke and averaged 2.9 Mmcf/d and 892 Bc/d initial production with an average flowing casing pressure of 6,790 psi. Five of the wells completed to-date have initial production rates between 13 and 14 Mmcfe/d (based on a 12:1 gas to liquid ratio) with a condensate yield that has ranged between 217 and 430 Bc/Mmcf with an average BTU factor of 1,200. The Company believes Black Hawk remains the most economic drilling area in Petrohawk’s portfolio based on rate of return. The following is the chronological listing of the IP data for all Petrohawk wells completed in the Black Hawk area:

Well	Mmcf/d	Bc/d	Mmcfe/d*	Choke	FCP (psi)
Krause #1H	3.1	1150	16.9	17/64"	3,613
Lanik #1H	2.9	921	13.9	12/64"	6,535
Kickendahl #1H	3.6	780	13.0	12/64"	6,995
Krause “B” #1H	2.3	974	14.0	12/64"	6,835
Oliver “A” #1H	2.4	900	13.2	12/64"	6,025
* Assumes 12:1 gas to oil conversion

The Company is currently operating four rigs in the Black Hawk portion of the Eagle Ford Shale trend and intends to remain at that level for the balance of the year, which is expected to result in the drilling of a total of 35 wells by year end. Operations in the BlackHawk area are rapidly gaining efficiencies, such as decreased spud to spud days. Petrohawk has drilled three wells in which the entire curve and lateral portions of the well were drilled without the need to trip for a new bit, motor or MWD, resulting in an average spud to rig release time for these wells of 27 days. Additional efficiencies are expected as the Company gains more experience targeting, drilling, completing and producing the Eagle Ford Shale zone in this area.

Red Hawk Area – Zavala County, Texas

During the second quarter, Petrohawk completed its second well in the Red Hawk area of the Eagle Ford Shale trend. Located in central Zavala County, the Mustang Ranch “C” #1H had an initial production rate of 355 Bo/d and 40 Mcf/d on a 20/64" choke with 250 lbs of flowing casing pressure. The well was drilled with a lateral length of ~5,800 feet and was fracture stimulated with 20 stages.

Based on the flowing casing pressure for the well, it is considered a substantially better result than Petrohawk’s initial test well of the area, which was not drilled or completed optimally. The Mustang Ranch “C” #1H is currently flowing approximately 250 Bbl/d with approximately 200 lbs. of flowing casing pressure after 32 days on production. The Company anticipates that artificial lift, which is scheduled to be installed during August, may further enhance and sustain the well’s deliverability. Petrohawk plans to spud its third Red Hawk area well during the fourth quarter 2010.

Petrohawk’s takeaway capacity in the Eagle Ford Shale will be significantly enhanced by recently completed pipelines and processing capacity that has increased liquids handling capacity. In total, approximately 98 miles of gathering pipeline are in service in the play, with two treating plants providing 250 GPM of capacity. Approximately $33 million has been spent by the Company on expanding gathering infrastructure in the Eagle Ford Shale year to date.

Fayetteville Shale

Petrohawk drilled two operated wells in the Fayetteville Shale during the quarter. Both operated wells were drilled in the southwest portion of the field in T7N-R16W. The average initial production rate was 1.9 Mmcfe/d on 19/64" choke with 1420 lbs of flowing casing pressure. These wells have since had been placed on larger chokes and are producing approximately 3.0 Mmcfe/d. A total of 111 non-operated wells were drilled and a total of 110 wells put on production during the quarter. This brings the total number of non-op wells drilled in the first half of 2010 to 183 compared to 308 non-op wells drilled during full-year 2009. Net production in the Fayetteville Shale rose from 80 Mmcfe/d in the first quarter to 85 Mmcf/d in the second quarter, a quarter-over-quarter increase of 6%.

Changes to Financial Statements Associated with KinderHawk Field Services LLC

Petrohawk’s joint venture partnership with Kinder Morgan closed during the quarter, and several changes to the Company’s financial statements were reflected as a result of this transaction. Equity investment and deferred gain on sale are two new line items included on the Company’s balance sheet. The equity investment represents the value of Petrohawk’s investment in KinderHawk (which is 50% of the Company’s net value of the Haynesville Shale gas gathering and other assets). This account will increase or decrease when capital contributions are made, distributions are received, and from Petrohawk’s 50% share of KinderHawk’s net income or loss. The deferred gain on sale represents the difference between the net cash proceeds received and 50% of the historical basis in the Haynesville assets contributed. This amount will be released over the next five years as Petrohawk satisfies its remaining obligations of approximately $143 million at June 30, 2010 for 2010 and 2011 capital expenditures and its delivery of minimum annual quantities of natural gas to KinderHawk through 2015.

On the income statement, Petrohawk reported amortization of deferred gain and equity investment income. The amortization of deferred gain represents the portion of the Company’s deferred gain obligations that have been satisfied through June 30, 2010. The Company’s equity investment income represents Petrohawk’s 50% share of KinderHawk’s net income or loss. Compared to prior periods, the Company’s midstream revenues and expenses are expected to be lower due to the exclusion of the Haynesville gathering and treating business. During the interim transition period, KinderHawk will pay Petrohawk a management fee of approximately $881,000 per month for Petrohawk’s expenses to continue to operate the Haynesville Shale business.

Petrohawk Second Quarter 2010 Earnings Conference Call

Petrohawk has scheduled a conference call for Tuesday, August 3, 2010 at 11:30 a.m. EDT (10:30 a.m. CDT) to discuss second quarter 2010 results. To access, dial 877-704-5378 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 4270571. International callers may also participate by dialing 913-312-1233. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 10, 2010. To access the replay, please dial 888-203-1112 and reference conference ID 4270571. International callers may listen to a playback by dialing 719-457-0820. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through August 10, 2010.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana and East Texas (Haynesville Shale), Arkansas (Fayetteville Shale) and South Texas (Eagle Ford Shale).

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”,

“anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; risks associated with the timing of and potential proceeds from divestitures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating revenues:
Oil and natural gas	$239,834	$157,977	$540,425	$325,531
Marketing	107,338	63,317	237,457	153,010
Midstream	6,331	6,006	15,937	12,214

Total operating revenues	353,503	227,300	793,819	490,755

Operating expenses:
Marketing	117,309	60,292	253,931	145,136
Production:
Lease operating	16,384	18,704	33,779	35,115
Workover and other	1,571	205	3,949	928
Taxes other than income	5,191	12,537	18,034	24,717
Gathering, transportation and other:
Oil and natural gas	30,289	16,991	52,578	34,729
Midstream	4,581	5,642	11,672	8,398
General and administrative:
General and administrative	37,033	20,185	65,152	37,014
Stock-based compensation	6,308	3,807	10,397	6,617
Depletion, depreciation and amortization	101,175	84,435	207,249	198,691
Full cost ceiling impairment	—	—	—	1,732,486

Total operating expenses	319,841	222,798	656,741	2,223,831
Amortization of deferred gain	64,367	—	64,367	—

Income (loss) from operations	98,029	4,502	201,445	(1,733,076)
Other income (expenses):
Net (loss) gain on derivative contracts	(16,625)	16,006	198,078	197,928
Interest expense and other	(61,533)	(55,880)	(124,379)	(111,948)
Equity investment income	2,047	—	2,047	—

Total other income (expenses)	(76,111)	(39,874)	75,746	85,980

Income (loss) before income taxes	21,918	(35,372)	277,191	(1,647,096)
Income tax (provision) benefit	(8,423)	13,368	(107,561)	625,339

Net income (loss)	$13,495	$(22,004)	$169,630	$(1,021,757)

Net income (loss) per share:
Basic	$0.04	$(0.08)	$0.56	$(3.84)

Diluted	$0.04	$(0.08)	$0.56	$(3.84)

Weighted average shares outstanding:
Basic	300,426	274,146	300,292	266,145

Diluted	302,446	274,146	302,715	266,145

PETROHAWK ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30,	December 31,
	2010	2009
Assets:
Current assets	$792,211	$385,650
Net oil and natural gas properties	4,748,388	4,167,733
Restricted cash	57,186	213,704
Equity investment	205,453	—
Other noncurrent assets	1,636,876	1,894,984

Total assets	$7,440,114	$6,662,071

Liabilities and stockholders’ equity:
Current liabilities	$838,329	$698,832
Long-term debt	2,404,989	2,592,544
Other noncurrent liabilities	689,520	47,023
Stockholders’ equity	3,507,276	3,323,672

Total liabilities and stockholders’ equity	$7,440,114	$6,662,071

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$13,495	$(22,004)	$169,630	$(1,021,757)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	101,175	84,435	207,249	198,691
Full cost ceiling impairment	—	—	—	1,732,486
Income tax provision (benefit)	8,423	(13,368)	107,561	(625,339)
Stock-based compensation	6,308	3,807	10,397	6,617
Net unrealized loss (gain) on derivative contracts	87,424	82,346	(102,671)	(18,419)
Amortization of deferred gain	(64,367)	—	(64,367)	—
Equity investment income	(2,047)	—	(2,047)	—
Other operating	12,644	4,539	20,993	9,460

Cash flow from operations before changes in working capital	163,055	139,755	346,745	281,739
Changes in working capital	2,299	30,003	(27,219)	44,377

Net cash provided by operating activities	165,354	169,758	319,526	326,116

Cash flows from investing activities:
Oil and natural gas capital expenditures	(567,289)	(357,428)	(1,206,288)	(748,102)
Proceeds received from sale of oil and natural gas properties	474,418	—	491,094	—
Proceeds received from sale of Haynesville gas gathering systems	921,408	—	921,408	—
Marketable securities purchased	(752,006)	(159,047)	(978,006)	(763,092)
Marketable securities redeemed	471,000	425,065	697,000	869,081
Increase in restricted cash	(75,005)	—	(75,005)	—
Decrease in restricted cash	53,995	—	231,523	—
Other operating property and equipment expenditures	(101,249)	(75,642)	(173,840)	(145,351)

Net cash provided by (used in) investing activities	425,272	(167,052)	(92,114)	(787,464)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	773	1,299	1,276	1,956
Proceeds from issuance of common stock	—	—	—	385,000
Offering costs	—	(43)	—	(9,031)
Proceeds from borrowings	371,000	15,000	942,000	634,674
Repayment of borrowings	(960,812)	(17,835)	(1,165,780)	(542,159)
Debt issue costs	(704)	(83)	(704)	(13,237)
Other	(134)	—	(3,573)	—

Net cash (used in) provided by financing activities	(589,877)	(1,662)	(226,781)	457,203

Net increase (decrease) in cash	749	1,044	631	(4,145)
Cash at beginning of period	1,393	1,694	1,511	6,883

Cash at end of period	$2,142	$2,738	$2,142	$2,738

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Production:
Natural gas - Mmcf	54,494	40,927	109,269	75,000
Crude oil - MBbl	225	407	466	821
Natural gas liquids - MBbl	179	93	187	179
Natural gas equivalent - Mmcfe	56,918	43,927	113,187	81,002
Daily production - Mmcfe	625	483	625	448

Average price per unit:
Realized oil price - as reported	$74.55	$53.72	$74.93	$45.85
Realized impact of derivatives	2.03	2.92	(0.12)	4.22

Net realized oil price (Bbl)	$76.58	$56.64	$74.81	$50.07

Realized gas price - as reported	$3.97	$3.26	$4.56	$3.76
Realized impact of derivatives	1.29	2.37	0.87	2.34

Net realized gas price (Mcf)	$5.26	$5.63	$5.43	$6.10

Realized natural gas liquids price (Bbl)	$36.30	$27.25	$36.34	$25.32

Cash flow from operations (1)	163,055	139,755	346,745	281,739
Cash flow from operations - per share (diluted)	0.54	0.50	1.15	1.05

Average cost per Mcfe:
Production:
Lease operating	0.29	0.43	0.30	0.43
Workover and other	0.03	—	0.03	0.01
Taxes other than income	0.09	0.29	0.16	0.31
Gathering, transportation and other:
Oil and natural gas	0.53	0.39	0.46	0.43
Midstream	0.08	0.13	0.10	0.10
General and administrative:
General and administrative	0.65	0.46	0.58	0.46
Stock-based compensation	0.11	0.09	0.09	0.08
Depletion	1.72	1.84	1.75	2.37

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Unrealized loss (gain) on derivative contracts:(1)
Natural gas	$110,294	$77,472	$(80,590)	$(24,684)
Crude oil	(22,870)	7,154	(22,081)	8,545
Interest	—	(2,280)	—	(2,280)

Total mark-to-market noncash charge	87,424	82,346	(102,671)	(18,419)
Full cost ceiling impairment	—	—	—	1,732,486
Amortization of deferred gain	(64,367)	—	(64,367)	—
Expense of deferred financing costs(2)	—	—	—	911

Total selected items, before tax	23,057	82,346	(167,038)	1,714,978
Income tax effect of selected items	(8,946)	(31,308)	64,811	(652,035)

Selected items, net of tax	14,111	51,038	(102,227)	1,062,943
Net income (loss), as reported	13,495	(22,004)	169,630	(1,021,757)

Net income, excluding selected items	$27,606	$29,034	$67,403	$41,186

Basic net income (loss) per share, as reported	$0.04	$(0.08)	$0.56	$(3.84)
Impact of selected items	0.05	0.19	(0.34)	3.99

Basic net income per share, excluding selected items	$0.09	$0.11	$0.22	$0.15

Diluted net income (loss) per share, as reported	$0.04	$(0.08)	$0.56	$(3.84)
Impact of selected items	0.05	0.18	(0.34)	3.96

Diluted net income per share, excluding selected items	$0.09	$0.10	$0.22	$0.12

(1)	Represents the unrealized loss (gain) associated with the mark-to-market valuation of outstanding derivative positions at June 30, 2010 and 2009.
(2)	Represents non-cash charges related to the write-off of debt issue costs in conjunction with decreases in the Company's borrowing base under its senior revolving credit facility.